Exhibit 99.01

MEDIA CONTACTS:

Gabriele Collier Silicon Image, Inc. Phone: 408-616-4088 gabriele.collier@siliconimage.com Ian Yellin Ogilvy Public Relations for Silicon Image, Inc. Phone: 415-677-2714 ian.yellin@ogilvypr.com	Bryan Greear Analogix Semiconductor, Inc. Phone:408-891-2796 bgreear@analogixsemi.com Mike Sottak Wired Island PR for Analogix Phone: 408-876-4418 mike@wiredislandpr.com

SILICON IMAGE AND ANALOGIX ANNOUNCE SETTLEMENT OF OUTSTANDING LITIGATIONS

Analogix Takes Silicon Image Technology License and Ceases Marketing and Selling of Disputed Products

SUNNYVALE, Calif., December 4, 2008 – Silicon Image, Inc. (NASDAQ: SIMG) and Analogix Semiconductor, Inc. today announced that they have entered into a settlement agreement in which the parties have agreed to dismiss with prejudice the two outstanding litigations between them and to release each other of all claims.

As part of the settlement, Analogix has agreed effective immediately, not to market or sell HDMI semiconductors worldwide that are pin- or register-compatible with Silicon Image’s HDMI-enabled products or to enter into any licenses to provide HDMI technology for semiconductors that are, or are claimed to be, pin- or register-compatible with Silicon image’s HDMI-enabled products, except as necessary to fulfill certain existing customer obligations.  Going forward, Silicon Image has agreed to grant Analogix a license to selected HDMI-related patents and other technology on undisclosed terms.

Additionally, Analogix has dropped with prejudice its antitrust suit against HDMI Licensing, LLC and Simplay Labs, LLC.

About Silicon Image, Inc.
Silicon Image, Inc. is a leading provider of semiconductor and intellectual property products for the secure distribution, presentation and storage of high-definition content.  With a rich history of technology innovation that includes creating industry standards such as DVI and HDMI, the company’s solutions facilitate the use of digital content amongst consumer electronics, personal computer (PC) and storage devices, with the goal to securely deliver digital content anytime, anywhere and on any device.  Founded in 1995, the company is headquartered in Sunnyvale, California, with regional engineering and sales offices in China, Germany, Japan, Korea, Taiwan and the United Kingdom.  For more information, please visit http://www.siliconimage.com.

About Analogix Semiconductor, Inc.

Analogix Semiconductor, Inc. designs and manufactures high-performance analog and mixed-signal semiconductors for the Digital Media market. Analogix is a leader in providing semiconductor solutions for DisplayPort, the next-generation digital interconnect for the Personal Computer. Analogix also provides a full suite of HDMI 1.3 and 1.2 transmitter and receiver solutions for the distribution of high-definition video and audio in consumer electronics. Analogix is based in Santa Clara, Calif., with offices in Beijing, China, Taipei, Taiwan and Tokyo, Japan.  For more information, please visit http://www.analogix.com.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of federal securities laws and regulations, including, but not limited to, statements regarding the settlement between Silicon Image, Inc. and Analogix, Inc.  These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those anticipated by these forward-looking statements.  Silicon Image assumes no obligation to update any forward-looking statement.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries.  Analogix and all its ANX products names are trademarks of Analogix Semiconductor, Inc. HDMI is a trademark or registered trademark of HDMI Licensing, LLC in the United States and/or other countries.  All other trademarks and registered trademarks are the property of their respective owners in the Unites States and/or other countries.

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